EXHIBIT 99.1

The Toro Company
8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196

Organizational Announcement

DATE:	November 12, 2019

FROM:	Rick Olson

TO:	All Employees

The beginning of our new fiscal year brings with it an upcoming change to the leadership team. Today I announce that Tim Dordell, vice president, secretary and general counsel, has decided to retire from The Toro Company effective January 10, 2020.

Tim joined TTC as vice president, deputy general counsel in November 2006 and, as planned, in May 2007 was elected as only the third general counsel to serve the company. Over the last 13 years, Tim has been a trusted counselor and respected advisor to our Board of Directors, to both Mike Hoffman and me during our tenures as Chairman and CEO, and to the broader leadership team and organization. He has been a true leader and flexible partner in helping our businesses achieve their goals and grow the enterprise.

Throughout the last decade, Tim led the legal efforts for TTC relating to more than $1 billion in acquisitions, including our most recent acquisition of Charles Machine Works, and participated in the evaluation of many more opportunities that were explored but not pursued. He helped enhance our corporate governance and corporate secretarial processes. He has been a strong advocate of our industry-leading product integrity program that focuses on designing safe products, meeting regulatory compliance obligations and mitigating claims when they arise. He also provided effective oversight in managing our litigation activities and steady leadership in resolving many commercial, intellectual property and other disputes. Further, Tim has represented the company well by serving as a member of the Board of The Toro Foundation, the Management Committee for our Red Iron Acceptance joint venture, the Management Investment Committee overseeing our 401(k) and other retirement plans, and the Investment Committee evaluating our merger and acquisition opportunities.

Perhaps more than anything, Tim is passionate about his immense pride in being surrounded by a team of strong and valued legal professionals who have responsibility for ensuring that TTC supports corporate governance with a focus on all stakeholders, adheres to an ethical code of conduct to do business the right way, maintains compliance within a constantly changing global regulatory environment, protects intellectual property rights resulting from our commitment to innovation, completes transactions to further commercial objectives, and expeditiously resolves disputes to avoid litigation whenever possible.

Immediately prior to joining The Toro Company, Tim served as associate general counsel and assistant secretary, along with other roles, in the legal department at Ecolab Inc. in St. Paul, Minnesota. He is an alumnus of St. Olaf College and the University of Minnesota Law School.

Personally, I am grateful for Tim’s counsel, guidance, insight and judgment throughout his tenure but, most importantly, during my transition to the role of Chairman and CEO. His helpful advice and his practical perspective have been invaluable to me. Please join me in thanking Tim for his service to The Toro Company and wishing him and his husband, Kirk, all the best as they enter the next phase of their lives. They look forward to spending more time with family and friends during summers in Minnesota and winters in California, traveling abroad and continuing their commitment to non-profit support and civic engagement.

With Tim’s retirement, I am pleased to announce that we have an internal successor to provide future leadership to our legal department. Amy Dahl will become the company’s fourth general counsel and assume responsibility for the legal function, in addition to maintaining her existing responsibilities, as vice president, human resources, distributor development and general counsel. Amy will also assume the role of corporate secretary. Amy joined the company as a member of our legal department in 2007 and held roles of increasing responsibility, including serving as assistant general counsel and assistant secretary from 2012 to 2013. She then moved outside of the legal department as managing director, investor relations and external communications from 2013 to 2015, before moving in 2015 to her current role leading our human resources function and assuming additional responsibility in 2017 for our distributor development team. Before joining TTC, Amy spent eight years in the private practice of law with two firms, Gray Plant Mooty and Norton Rose Fulbright. She is an alumnus of the University of Minnesota—Twin Cities and The University of North Dakota School of Law. Amy is a talented member of the executive leadership team and there is no one more qualified to assume the role of general counsel. I know that Tim is particularly proud to be handing over the reins to Amy, and I look forward to continuing to work with her as she expands her leadership scope.

Please join me in congratulating Tim on his well-deserved retirement and Amy on her new responsibilities as the first woman to serve as our general counsel.

Additional organizational changes resulting from Tim’s retirement and Amy’s new responsibilities will be announced in a future communication.